Exhibit 10.2
     This Agreement (“Agreement”) is made and entered into as of this 28th day of September, 2010 by and between Harris Interactive Inc. (together with its affiliates, “Harris”) and George Terhanian (“Terhanian”).
     WHEREAS, Harris and Terhanian are parties to that certain employment agreement, effective as of September 1, 2007, as amended on April 30, 2008 and December 16, 2008 (the “Employment Agreement”);
     WHEREAS, Terhanian has informed Harris that he will be joining Toluna Inc. (together with its affiliates, “Toluna”);
     WHEREAS, pursuant to Section 5.2 of the Employment Agreement, Terhanian is subject to certain non-competition obligations (the “Non-Compete Obligations”); and
     WHEREAS, the parties desire to avoid a dispute as to whether Terhanian’s employment with Toluna violates the Non-Compete Obligations.
     NOW, THEREFORE, in consideration of the agreements, promises and warranties set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Voluntary Termination of Employment. The parties acknowledge and agree that Terhanian voluntarily terminated his employment with Harris, effective September 29, 2010, without “Good Reason”, as defined in the Employment Agreement.
     2. Covenants of Terhanian
     a. For a period of one year after Terhanian’s last day of employment with Harris (the “Termination Date”), Terhanian shall not, directly or indirectly, participate in or otherwise be connected or associated with, the provision of full-service market research, such as the analysis or interpretation of collected data in a manner that would be competitive with the value-added consulting services offered by Harris (a “Prohibited Activity”). For example, providing consulting services to a client on actions it might take to gain more market share based on the analysis of collected data would constitute a Prohibited Activity.
     b. Terhanian hereby ratifies and reaffirms his post-termination obligations set forth in Section 5.3 of the Employment Agreement regarding, among others, confidentiality and the assignment and transfer of intellectual property adopted or conceived by Terhanian solely or jointly with others while employed at Harris, in accordance with the terms of such Section.
     c. Terhanian hereby ratifies and reaffirms his post-termination obligations set forth in Section 8 of his stock option agreements with grant dates of October 25, 1999, August 12, 2002 and May 24, 2005, and Section 8(b)(ii) of his stock option agreements with grant dates of August 31, 2007 and February 17, 2009, regarding, among others, the non-solicitation of Harris’ clients and prospects, in accordance with the terms of such Sections.
     d. Terhanian hereby ratifies and reaffirms his post-termination obligations set forth in Section 5.2(c) of the Employment Agreement and Section 8(b)(iii) of his stock option agreements with grant dates of August 31, 2007 and February 17, 2009 regarding, among others, the non-solicitation of Harris’ employees, in accordance with the terms of such Sections.

     e. Terhanian agrees that he will (a) return to Harris, on or prior to the Termination Date, all Harris property in his possession, including, but not limited to, all confidential or proprietary information (in whatever form, including without limitation, electronic format, computer disk or paper copies), credit cards, computer equipment, and all of the tangible and intangible property belonging to Harris, and (b) not retain any copies, electronic or otherwise, of such property following the Termination Date.
     3. Agreement Not to Challenge Employment with Toluna. Harris agrees not to challenge Terhanian’s employment with Toluna as constituting a violation of the Non-Compete Obligations; provided, however, such agreement is not intended to, and shall not be construed to act as a waiver, release or discharge of the Non-Compete Obligations with respect to any other employment or activities; provided, further, such agreement shall be of no further force or effect if Terhanian violates any of the covenants set forth in Section 2 herein.
     4. Governing Law. This Agreement will be governed by the internal laws of the State of New York applicable to contracts to be performed wholly within the state and without giving effect to choice of law principles.
     5. No Waiver. The waiver of a breach of any term or condition of this Agreement will not serve to waive any other breach of that term or condition, or of any other term or condition, unless agreed by the parties in writing.
     6. Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and any such provision or provisions shall be enforced to the fullest extent permitted by law.
     7. Amendments. This Agreement may not be amended or modified orally, and no amendment or modification shall be binding unless it is in writing and signed by both parties.
     8. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.
     IN WITNESS WHEREOF, Harris and Terhanian have executed this Agreement as of the date first written above.

HARRIS INTERACTIVE INC.		GEORGE TERHANIAN

By:	/s/ Marc H. Levin	/s/ George Terhanian
Marc H. Levin
EVP, General Counsel & Corporate Secretary

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